Member of the California Society of Certified Public0
Accountants

Registered with the Public Company Accounting Oversight
Board

August 18, 2008


To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of August 8, 2008 on the reviewed condensed consolidated financial statements of Cal Alta Auto Glass, Inc. and Subsidiary as of June 30, 2008 in any filings that are necessary now or in the near future with the U.S. Securities andExchange Commission.


Very truly yours,
/s/ Chang G. Park
____________________________
Chang G. Park, CPA
Chang G. Park, CPA, Ph. D.

 2667 CAMINO DEL RIO SOUTH PLAZA B  SAN DIEGO
 CALIFORNIA 92108-3707

 TELEPHONE (858)722-5953  FAX (858) 761-0341
 FAX (858) 764-5480

 E-MAIL changgpark@gmail.com